Exhibit 99.1

Federal Signal Corporation Announces Definitive Agreement to Sell the Business of Federal

Signal Technologies, LLC to 3M for $110 Million

Oak Brook, Ill., June 21, 2012 – Federal Signal Corporation (NYSE:FSS) today announced that it has signed a definitive agreement to sell its Federal Signal Technologies, LLC (“FSTech”) business to 3M Company (NYSE:MMM) for $110 million in cash, subject to post-closing adjustments. The transaction is subject to closing conditions and regulatory approvals, and is expected to be completed in the second half of 2012.

“The sale of our FSTech business to 3M presents the best opportunity to maximize FSTech’s value for Federal Signal shareholders, and complements 3M’s global portfolio,” said Dennis Martin, Federal Signal’s president and chief executive officer. “I believe this transaction will benefit Federal Signal in two important ways: first, it will enable us to transform our balance sheet, and second, it will allow us to bring more focus to driving profitable growth in our core businesses of industrial and municipal equipment and safety and security solutions. We plan to intensify our commitment to new product development and excellence in customer service, and to expand certain businesses in response to the increasing global market demand for improved security and warning systems.”

The FSTech business focuses on intelligent transportation solutions. FSTech’s hardware and software products are used in electronic tolling, parking and access control, law enforcement, and many other innovative applications such as electronic vehicle registration.

Federal Signal intends to use the proceeds from the transaction primarily to reduce debt. Jefferies & Co., Inc. advised Federal Signal on the transaction, and Thompson Coburn LLP served as Federal Signal’s legal counsel.

Federal Signal will host an investor conference call as a follow up to this announcement at 11 a.m. EST, Monday, June 25, 2012 with Dennis J. Martin, president and CEO, William G. Barker, senior vice president and CFO, and Jennifer L. Sherman, CAO, senior vice president, general counsel and secretary.

Investors and analysts may access the webcast at http://www.federalsignal.com. An archived replay of the investor conference call will be available on the company’s website shortly after the call concludes.

About Federal Signal

Federal Signal Corporation (NYSE: FSS) enhances the safety, security and well-being of communities and workplaces around the world. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and institutional customers. Headquartered in Oak Brook, IL, with manufacturing facilities worldwide, the Company operates four groups: Safety and Security Systems, Fire Rescue, Environmental Solutions, and Federal Signal Technologies. For more information on Federal Signal, visit: http://www.federalsignal.com

Contact: William Barker +1-630-954-2000, wbarker@federalsignal.com

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